ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement is entered into and is effective as of the 28th day of August, 1998, by and between R&B, Inc., a Pennsylvania corporation ("Purchaser"); and Allparts, Inc., a Missouri corporation ("Seller").


                                   BACKGROUND

     Seller is a wholly-owned subsidiary of JPE, Inc., a Michigan corporation (the "Company"). This Agreement sets forth the terms and conditions upon which Purchaser is purchasing, and the Seller is selling, substantially all of the assets of Seller.

     Incorporating the foregoing herein, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in reliance thereon, intending to be legally bound, the parties hereby agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

     As used herein, the following terms shall have the following meanings:

     1.1 "Accounts Receivable" shall mean as of any date any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables associated with the Business as of such date.

     1.2 "Accrued Expenses" shall mean as of any date accrued payroll and benefits and other accrued expenses as would appear on a balance sheet of the Business as of such date prepared in accordance with GAAP, including, but not limited to, those described in Schedule 1.2, but excluding any amounts payable to Affiliates of Seller and any compensation to Employees or others solely contingent upon or payable solely as a result of the transactions contemplated hereby.

     1.3 "Affiliate" shall mean any company or other entity which controls, is controlled by or is under common control with the designated Party. For the purposes of the foregoing, ownership, directly or indirectly, of twenty percent or more of the voting stock or other equity interest shall be deemed to constitute control.

     1.4 "Agreement" shall mean this Asset Purchase Agreement.

     1.5 "Ancillary Agreements" shall mean, collectively, all agreements executed in connection herewith, including, but not limited to, the Bill of Sale and Assignment described in Section 5.2.1, the Trademark Assignment described in
Section 5.2.2, the Patent Assignment described in Section 5.2.3, the Covenant Deed described in Section 5.2.5 and the Assumption Agreement described in
Section 5.3.1.

     1.6  "Assumed  Liabilities"  shall have the meaning  given to it in Section
2.4.

     1.7 "Balance Sheet" shall mean the balance sheet of the Seller as of June 30, 1998 referred to in Section 6.4.

     1.8 "Balance Sheet Date" shall mean June 30, 1998.

     1.9 "Books and Records" shall have the meaning given to it in Section 6.15.

     1.10 "Business" shall mean the business and operations of Allparts, Inc., a Missouri corporation as presently conducted by Seller.

     1.11 "Closing" shall mean the taking of the actions described in Article V of this Agreement.

     1.12 "Closing Date" shall mean September 30, 1998, or, if all conditions precedent to the Closing set forth in Article X and Article XI of this Agreement are not satisfied or waived as of September 30, 1998, the earliest practicable date after all such conditions precedent are satisfied or waived or such other date as the Parties shall mutually agree on in writing.

     1.13 "Closing Inventory" shall mean all Inventory relating to the Business on the Closing Date.

     1.14 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended form time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     1.15 "Confidential Information" shall have the meaning given to such term in Section 12.1.

     1.16 "Employee" shall mean any individual employed by Seller in the conduct of the Business as listed on Schedule 1.16 (such Schedule being subject to change between the date hereof and the Closing Date as a result of employee changes in the ordinary course of business consistent with past practices).

     1.17 "Encumbrance" shall mean any right to, or interest in, property, which subsists in a third-party and which constitutes a claim, lien or charge attached to and binding upon the property, including, but not limited to, a mortgage, judgment lien, tax lien, mechanic's lien, security interest, easement and right-of-way.

     1.18 "Environmental Law" shall mean any federal (including but not limited to the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the River and Harbor Act, 33 U.S.C. Section 407, and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq.), state or local statute, ordinance or promulgated rule or regulation, any judicial or administrative order or judgment (whether or not by consent), and any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Regulated Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

     1.19 Section intentionally left blank.

     1.20 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.21 "ERISA Plans" shall mean defined benefit pension plans and defined contribution pension plans qualified under Section 401(a) of the Code.

     1.22 "Excluded Assets" shall mean those assets that are not included in the sale contemplated hereby and as are further defined in Section 2.2.

     1.23 "Excluded Liabilities" shall have the meaning given to it in Section 2.5.

     1.24 Section intentionally left blank.

     1.25 "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied.

     1.26 "Inventory" shall mean the inventory of the Business, including, but not limited to, raw materials, supplies, work in process and finished goods.

     1.27 "Knowledge" and words of similar import shall mean, with respect to Purchaser, actual knowledge of a particular fact being known by any officer or other individual having principal responsibility for a business or administrative function of such Party and with respect to Seller, "Knowledge" shall mean the actual knowledge of a particular fact being known by the Vice President-General Manager, Operations Manager or Vice President of Sales of Seller.

     1.28 "Losses" shall mean all losses, costs, claims, liabilities, fines, penalties, damages and expenses, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel and consultants, but after taking into account any insurance proceeds received by the party incurring the Losses (net of any premiums paid for such insurance or premium increases resulting therefrom) and any net tax benefits to such party resulting therefrom.

     1.29  "Material  Contracts"  shall have the meaning  given to it in Section
6.10.

     1.30 "Party" shall mean either Seller, or Purchaser, individually, as the context so requires, and the term "Parties" shall mean Seller, and Purchaser together.

     1.31 "Payables" as of any date shall mean any of the accounts payable associated with the Business as of such date in accordance with GAAP, other than to an Affiliate of Seller.

     1.32 "Permits" shall have the meaning given to such term in Section 6.11.

     1.33 "Permitted Encumbrances" shall mean (i) those Encumbrances as specifically set forth on Schedule 1.35 hereto or (ii) liens of mechanics, materialmen, laborers, warehousemen, carriers, real and personal property taxes and other similar common law or statutory liens arising in the ordinary course of business which (A) are not yet due and payable or, if due and payable, have been adequately bonded or which are being contested in good faith or (B) do not exceed $5,000 individually or in the aggregate.

     1.34 "Person" shall mean any individual, corporation, limited liability company, limited or general partnership, company, trust or estate, joint venture, association or other entity.

     1.35 "Prepaid Expenses" as of any date shall mean payments made by Seller with respect to the Business which constitute prepaid expenses of the Business in accordance with GAAP.

     1.36 "Product" shall mean any of the products distributed by Seller as of the Closing Date.

     1.37  "Proprietary  Rights"  shall have the  meaning  given to such term in
Section 6.9.1.

     1.38 "Purchase Price" shall have the meaning given to such term in Section 3.1.1.

     1.39  "Purchased  Assets"  shall  have the  meaning  given to such  term in
Section 2.1.

     1.40 "Purchaser" shall have the meaning given to such term in the preamble of this Agreement.

     1.41 "Real Property" shall mean the Real Property Leased and the Real Property Owned, collectively.

     1.42 "Real Property Leased" shall mean the real property leased by Seller in connection with the Business as more fully described in Schedule 1.42 hereto.

     1.43 "Real Property Owned" shall mean the real property owned by Seller, and used in connection with the Business as more fully described in Schedule
1.43 hereto.

     1.44 "Regulated Substance" shall mean any substance that is identified (by listing or characteristic) and regulated (or the clean-up of which can be required) by any federal, state or local law or regulation intended to protect the environment or the public health or welfare, including but not limited to the statutes, ordinances or regulations relating to clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, occupational safety and health, oil spill prevention, groundwater protection, and toxic substances control, among others.

     1.45 "Seller" shall have the meaning given to such term in the preamble of this Agreement.

     1.46 "Taxes" shall mean all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority, including, without limitation, income, gross receipts, valueadded, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).


                                   ARTICLE II
                        PURCHASE OF ASSETS AND PROPERTIES
                          AND ASSUMPTION OF LIABILITIES

     2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell and convey to Purchaser, good, marketable and indefeasible title to, free and clear of all Encumbrances whatsoever (other than Permitted Encumbrances, the Assumed Liabilities and except as expressly provided herein), and Purchaser shall purchase from Seller, the Business as a going concern and all of Seller's right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, constituted or used in the Business (the "Purchased Assets") as the same shall exist on the Closing Date (other than the Excluded Assets), including, without limitation, the following:

          2.1.1 Real Property Owned. The Real Property Owned, together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto;

          2.1.2 Real Property Leased. Seller's interest, as lessee, in the Real Property Leased;

          2.1.3 Equipment, Machinery and Other Tangible Personal Property. All machinery, equipment, leasehold improvements, trucks, automobiles, supplies, office furniture and office equipment, computing and telecommunications equipment and other items of personal property that are owned by Seller and used in connection with the Business, including, without limitation, those described in Schedule 2.1.3 hereto;

          2.1.4 Contracts Relating to the Business. All of the interest of Seller in all contracts, leases of machinery, equipment and other personal property, sale orders, purchase orders, guarantees, commitments, instruments and all other agreements relating to the Purchased Assets and/or the operation of the Business (collectively, the "Contracts"), including, without limitation, those listed in Schedule 2.1.4 hereto and those Contracts not required to be listed on Schedule 2.1.4 because they relate to amounts in any one case of less than $2,500;

          2.1.5 Customer Lists, Sales and Marketing Materials. All customer lists, sales data, catalogs, brochures, suppliers' names, mailing lists, art work, photographs and advertising material, whether in electronic form or otherwise;

          2.1.6 Permits, Licenses. All of Seller's interest in Permits (as hereinafter defined), including, without limitation, those listed in
     Schedule 2.1.6 hereto;

          2.1.7 Trade Secrets. All trade secrets, secret processes and procedures, engineering, production, assembly, design, installation, other technical drawings and specifications, working notes and memoranda, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, and all similar property of any nature, tangible or intangible, of Seller and/or utilized in connection with the Business;

          2.1.8 Intellectual Property. All right, title and interest of Seller in its Proprietary Rights, including, but not limited to, the patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations of Seller and/or utilized in connection with the Business, including, without limitation, those described in Schedule 2.1.8;

          2.1.9 Property, Personnel and Accounting Records. All other records of Seller, including, without limitation, property records and to the extent permitted by applicable law, copies of personnel records of Employees who become employees of Purchaser;

          2.1.10 Goodwill. All right, title and interest of Seller in and to the goodwill incident to the Business;

          2.1.11 Inventory. All Closing Inventory;

          2.1.12 Accounts Receivable. All Accounts Receivable existing at the Closing Date;

          2.1.13 Prepaid Expenses. All Prepaid Expenses of, or for the benefit of, the Business at the Closing Date including, without limitation, those described in Schedule 2.1.13;

          2.1.14 Computer Software. All computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Seller and/or utilized in connection with the Business, including, without limitation, those listed in Schedule 2.1.14;

          2.1.15 Other Intangible Assets. All other assets (including, without limitation, all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business; and

          2.1.16 Insurance Plans. All insurance policies which fund all employee benefit plans or arrangements, such plans and arrangements listed on
     Schedule 2.1.16 attached hereto.

     2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Purchaser:

          2.2.1 The consideration paid to Seller pursuant to this Agreement and/or the Ancillary Agreements;

          2.2.2 Assets constituting any pension or other funds for the benefit of Employees, except as provided in connection with the 401(k) Plan in
     Section 4.4;

          2.2.3 Corporate minute books and stock books;

          2.2.4 Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to liabilities or obligations that are not assumed by Purchaser hereunder (except to the extent Purchaser shall have incurred costs and expenses with respect to such claims and rights); and

          2.2.5 Claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date.

     2.3 License to Use Certain Assets. To the extent that there are any tangible or intangible assets used by Seller in connection with the Business that are not included under Section 2.1 (that are not specifically designated as Excluded Assets by Section 2.2 (without reference to this Section)), the Purchased Assets shall include an irrevocable, nonexclusive, perpetual, paid-up, royalty-free, transferable license to utilize such assets in connection with the operation of the Business after the Closing Date. To the extent that any such assets may not be licensed, Seller shall use its best efforts to assure that Purchaser obtains the benefit of such assets.

     2.4 Assumed Liabilities. From and after the Closing Date, and except for the Excluded Liabilities, and except as may be as a result of fraud or gross negligence on the part of Seller, Purchaser shall, without any responsibility or liability of, or recourse to, Seller, or any of its directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors or assigns, absolutely and irrevocably assume and be liable and solely responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, material or immaterial, of the Seller arising out of or relating to (i) the ownership, use or possession of the Purchased Assets or the operation or condition of the Business or (ii) the condition of the Purchased Assets (the "Assumed Liabilities"). Gross negligence shall mean for purposes of this Agreement the intentional failure to perform a manifest duty in reckless disregard of the consequences as affecting the assets or property of any Person.

     2.5 Excluded Liabilities. From and after the Closing Date, Seller shall, without any responsibility or liability of, or recourse to, Purchaser, or any of its directors, shareholder, officers, employees, agents, consultants, representatives, affiliates, successors or assigns, absolutely and irrevocably retain and be solely responsible for any and all of the liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured of Seller arising out of or relating to (a) the payment of Taxes with respect to any period ending on or prior to the Closing Date; (b) the Excluded Assets; and (c) intercompany liabilities of Seller to any Affiliate of Seller, including without limitation, the Company Loan described in Schedule 2.5 attached hereto.


                                   ARTICLE III
                             CONSIDERATION AND TERMS

     3.1 Consideration for Purchased Assets.

          3.1.1  Subject  to any  adjustments  pursuant  to  Section  3.4 and/or
     Section 15.2, the aggregate monetary consideration to be paid by Purchaser to Seller for the Purchased Assets shall consist of a cash payment in the amount of Nine Million Six Hundred Fifty Thousand Dollars ($9,650,000) (the "Purchase Price").

          3.1.2 As additional consideration, Purchaser also shall assume the Assumed Liabilities and pay to Seller at the Closing the Estimated Tax Payment (as hereinafter defined) and the Additional Consideration (as specified on Schedule 3.1.2). The Additional Consideration shall be paid according to the terms of Schedule 3.1.2

     3.2 Payment of Consideration. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall deliver to Seller the Purchase Price plus the Estimated Tax Payment by wire transfer of immediately available funds to a bank account designated in writing by Seller. The "Estimated Tax Payment" shall mean the Seller's estimated Tax liability relating to federal and state corporate income taxes and reflected on Seller's closing balance sheet for the period prior to and including the Closing Date as indicated on a statement delivered to Purchaser not less than one business day prior to the Closing Date.

     3.3 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated in accordance with Schedule 3.3, attached hereto. Each Party agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation of the Purchase Price that differs from that agreed upon pursuant to this Section.

     3.4 Certain Price Adjustments. The Purchase Price shall be adjusted by the amount, if any, by which the Net Worth (as hereafter defined) of Seller, as of the Closing Date, as finally determined, is greater or less than the Net Worth of Seller as of June 30, 1998 (the "Reference Net Worth"). Further, the Seller's Estimated Tax Payment shall be adjusted by the amount, if any, by which the Seller's actual Tax liability relating to federal and state corporate income taxes and reflected on Seller's closing balance sheet for the period prior to and including the Closing Date (the "Actual Tax Amount") exceeds or is less than the Estimated Tax Payment.

          3.4.1 On or within one day after the Closing Date, personnel assigned by each of Seller and Purchaser shall jointly inspect all Inventory of the Business and prepare a physical count of the Closing Inventory.

          3.4.2 As soon as practicable following the Closing Date, but not later than 60 days thereafter, the Parties shall jointly determine the Net Worth of Seller as of the Closing Date and shall execute a certificate (the "Net Worth Certificate") setting forth such Net Worth and a calculation of the Actual Tax Amount. For purposes of this Agreement, "Net Worth" as of any date shall be the aggregate value determined in accordance with GAAP of (x) the Purchased Assets net of (y) the Assumed Liabilities. The Net Worth Certificate shall be prepared in accordance with GAAP, consistent with the accounting principles and practices utilized in preparing the Reference Net Worth Statement, provided all such accounting principles and practices are in accordance with GAAP. If the parties are unable to reach written agreement as to the Net Worth Certificate and/or the calculation of the Actual Tax Amount within 60 days after the Closing Date, then the Parties shall (i) retain KPMG Peat Marwick LLP (the "Firm") to review such matters as to which written agreement has not been reached. The Firm shall render its decision within 45 days after being retained by the Parties and the same shall be final, conclusive and binding upon the parties. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed by either Party for that particular item. The fees and expenses of the Firm shall be shared equally by Seller and Purchaser.

          3.4.3 Not later than five business days after written agreement by the Parties or the written determination of the Firm pursuant to Section 3.4.2, an adjustment payment, if any, shall be made as follows:

               (i) If the Net Worth as of the Closing Date is less than the Reference Net Worth, Seller shall pay to Purchaser the amount of the difference; if the Net Worth as of the Closing Date is more than the Reference Net Worth, Purchaser shall pay Seller the difference;

               (ii) If the Estimated Tax Payment exceeds the Actual Tax Amount, Seller shall pay to Purchaser the amount of the difference; if the Estimated Tax Payment is less than the Actual Tax Amount, Purchaser shall pay to Seller the amount of the difference.

     Any amounts paid pursuant to this Section 3.4.3 shall be paid with interest thereon at 9% per annum from but excluding the Closing Date through and including the date of payment. Notwithstanding the foregoing, in no event shall any payment by Seller pursuant to this Section 3.4 result in the sum of the Purchase Price plus the Estimated Tax Payment, each as adjusted pursuant to this Section 3.4, being less than $10,500,000 and Purchaser acknowledges that its adjustment pursuant to this Section 3.4 for the matters specified herein shall be its sole remedy with respect to such matters whether or not any adjustment to be paid by Seller pursuant to this
     Section 3.4 is so limited as specified above.


                                   ARTICLE IV
                                EMPLOYEE MATTERS

     4.1 Offer of Employment. Purchaser shall offer employment on and as of the Closing Date, on an at-will basis, to all Employees in substantially similar jobs, at substantially the same base salaries or wages and benefits as were paid or provided by Seller immediately prior to the Closing Date, except for those employees set forth on Schedule 4.1. Purchaser shall be responsible for COBRA coverage for any employee set forth on Schedule 4.1, and for any claims of discrimination under Federal or state laws, if such claim for discrimination is based on Purchaser's failure to extend an offer of employment to the employee.

     4.2 Vacation Liability. Purchaser shall assume liability for the vacation entitlement that each Employee who becomes an employee of Purchaser has accrued as of the Closing Date, provided such accrual is reflected on the balance sheet of Seller at the Closing Date and included within the determination of Net Worth pursuant to Section 3.4.2 hereof. Purchaser shall pay each such Employee's wages or salary during his or her vacation entitlement, when taken.

     4.3 Assumption of Medical Plan. As of the Closing Date, Seller shall transfer to Purchaser and Purchaser shall accept, all of the assets and liabilities of the medical plan covering Employees and former Employees who are eligible for COBRA coverage. Purchaser's assumption of the medical plan shall include continuation of all former Employees who are eligible to elect or have elected COBRA, as well as the obligation to offer COBRA coverage to any Employees on the Closing Date who are not employed by Purchaser following the Closing Date. Employees who are hired by Purchaser shall receive service credit for employment with the Seller for eligibility to participate under the medical plan and shall not be subject to any pre-existing condition exclusions.

     4.4 Other Employee Benefits. Effective on the Closing Date, Purchaser shall cover the Employees it hires with coverage under either newly established or existing employee benefit and insurance plans, and Purchaser shall continue to provide such coverage for a period of no less than six months following the Closing Date. Employees who are hired by the Purchaser shall receive service credit for their employment with the Seller for eligibility to participate and vesting purposes under Purchaser's employee benefit and insurance plans. Effective on the Closing Date, Purchaser shall cover Employees under Purchaser's 401(k) plan. Purchaser agrees to accept either a plan to plan transfer or rollover of vested account balances (either of which may include 401(k) plan loans), from the JPE, Inc. 401(k) Plan in which Seller's Employees participate, on behalf of the Employees it hires, provided the JPE, Inc. 401(k) Plan meets the IRS regulations for such plan to plan transfer or rollover.


                                    ARTICLE V
                                     CLOSING

     5.1 Time; Location. Subject to the conditions contained herein, the Closing shall be held on the Closing Date at 10:00 a.m., local time, at the offices of R&B, Inc., or such other time or place as the Parties shall mutually agree in writing.

     5.2 Documents. At the Closing, Seller shall execute and deliver the following instruments of transfer and assignment:

          5.2.1 A general bill of sale and assignment substantially in the form of Exhibit 5.2.1 (the "Bill of Sale and Assignment") hereto, transferring to Purchaser good, marketable and indefeasible title to all of the Purchased Assets (subject only to Permitted Encumbrances and the Assumed Liabilities) and assigning to Purchaser Seller's right, title and interest in each of the contracts, licenses and other agreements included in the Purchased Assets, together with all consents of third parties that are required to make each such assignment effective as to such third parties;

          5.2.2 Assignments of Trademarks (as hereinafter defined) (U.S. and Foreign) substantially in the form of Exhibit 5.2.2 hereto;

          5.2.3 Assignments of Patents (as hereinafter defined) (U.S. and Foreign), substantially in the form of Exhibit 5.2.3 hereto;

          5.2.4 Certificates of title to all vehicles included in the Purchased Assets with assignments related thereto to Purchaser;

          5.2.5 Covenant Deed substantially in the form of Exhibit 5.2.5 hereto; and

          5.2.6 Such additional instruments and items of conveyance and transfer (including, but not limited to, applicable keys, codes, etc.) as Purchaser may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

     5.3 Buyer Document and Deliveries. At the Closing, Purchaser shall pay the Purchase Price and the Estimated Tax Payment and shall execute and deliver the following:

          5.3.1. A general assumption agreement in the form of Exhibit 5.3.1 (the "Assumption Agreement") hereto pursuant to which Purchaser assumes the Assumed Liabilities.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

     Seller represents and warrants to Purchaser as follows:

     6.1 Organization, Good Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Missouri, and has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect. Seller has delivered to the Purchaser copies of Seller's Articles of Incorporation and By-laws as in effect on the date when delivered. The Company owns, beneficially and of record, all of the issued and outstanding common stock of the Seller. There is no other capital stock of any class or any other securities of the Seller authorized, issued or outstanding. There are no outstanding subscriptions, rights, options, warrants, calls or commitments relating to the Seller's capital stock, or any securities or indebtedness convertible into the Seller's capital stock. Neither the Seller nor its Affiliates are a party to or bound by any contract relating to the issuance, ownership, sale, exchange, disposition or purchase of any shares of the Seller's capital stock or any other of Seller's securities.

     6.2 Authorization of Agreement and Enforceability. Seller and Shareholder have each taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements to which Seller is a party, upon Seller's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     6.3 No Violation. Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both)
(i) violate any provision of the charter or bylaws of Seller, (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller, the Business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Seller is a party or the Business and/or any of the Purchased Assets is bound or (v) result in the creation or imposition of any Encumbrance upon the Business and/or the Purchased Assets, which violation, conflict, breach, default, acceleration or Encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Purchased Assets or the results of operations of the Business or prevent or delay the consummation of the transactions contemplated by this Agreement.

     6.4 Financial Statements. Schedule 6.4, attached hereto, consists of true and complete copies of (i) the unaudited balance sheets of the Business for the years then ended at December 31, 1997, 1996 and 1995 and the related unaudited statements of income and cash flows for the years then ended, on which a review has been performed by PricewaterhouseCoopers, independent certified public accountants; and (ii) an unaudited balance sheet of Seller as of June 30, 1998 and related statements of income and cash flows for the period then ended. All of such financial statements shall hereinafter collectively be referred to as the "Financial Statements". Except as set forth on Schedule 6.4, the Financial Statements have been prepared in accordance with GAAP. The Financial Statements are consistent with the books and records of the Seller, and there are no material transactions required by GAAP to be recorded in the Financial Statements or the accounting records (which have been delivered to Purchaser) underlying the Financial Statements that have not been recorded in the Financial Statements or accounting records (which have been delivered to Purchaser), as applicable. The Financial Statements, including the related notes, present fairly in all material respects the financial position and the assets and liabilities of the Seller as of the dates indicated and the results of operations and cash flows of the Seller for the periods then ended in accordance with GAAP.

     6.5 Accounts Receivable. All Accounts Receivable as set forth on the Balance Sheet (i) have or will have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (ii) are or will be collectible in full at the recorded amounts thereof (subject to no defenses, setoffs or counterclaims) in the ordinary course of business (without resort to litigation or assignment to a collection agency) no later than 90 days after the Closing Date, net of any allowance for bad debts reflected on the Balance Sheet.

     6.6 Inventory. The Inventory as set forth on the Balance Sheet was or will be acquired and maintained in accordance with the regular business practices of the Business, consists or will consist of new and unused items of a quality and quantity usable or salable in the ordinary course of business consistent with past practice, and is or will be valued in accordance with GAAP consistently applied and, with respect to Inventory intended for sale, was or will be salable in the aggregate at prices at least equal to the value thereof on the books of Seller.

     6.7 Absence of Certain  Changes or Events.  Except as set forth in Schedule
6.7 hereto, since the Balance Sheet Date, in its conduct of the Business, Seller has not:

          6.7.1 Amended in any respect or terminated any Material Contract other than in the ordinary course of the business consistent with past practice;

          6.7.2 Suffered the occurrence of any events that, individually or in the aggregate, have had, or could reasonably be expected to have, a material adverse effect on the Purchased Assets or the results of operations of the Business;

          6.7.3 Incurred any damage or destruction having a material adverse effect on the Purchased Assets or the results of operations of the Business by fire, storm, or similar casualty, whether or not covered by insurance;

          6.7.4 Sold, transferred, replaced or leased any of the Purchased Assets or sold any Inventory at a discount, except for transactions in the ordinary course of the business consistent with past practice;

          6.7.5 Waived or released any material rights with respect to the Purchased Assets or the Business, except where such waiver or release did not have a material adverse effect on the Purchased Assets or the results of operations of the Business;

          6.7.6 Transferred or granted any rights to any Proprietary Rights, except where such transfer or grant did not have a material adverse effect on the Purchased Assets or the results of operations of the Business;

          6.7.7 Entered into any transaction or made any commitments (for capital expenditures or otherwise) individually or in the aggregate exceeding $5,000, other than in the ordinary course of the Business consistent with past practice;

          6.7.8 Changed its methods of accounting;

          6.7.9 Increased the compensation of Employees, except following normal review procedures and as reasonably deemed necessary in the ordinary course of the Business consistent with past practice; or

          6.7.10 Materially altered its conduct in its relations with suppliers or customers, except where such alteration did not have a material adverse effect on the Purchased Assets or the results of operations of the Business.

     6.8 Title to Properties: Absence of Liens and Encumbrances. Seller owns and will transfer to Purchaser at the Closing good and valid title to all of the Purchased Assets, including without limitation the material properties and assets reflected on the Balance Sheet (except as disposed of by Seller after the Balance Sheet Date in the ordinary course of the Business consistent with past practice), free and clear of all Encumbrances, other than Permitted Encumbrances. Each of the leases covering Real Property Leased is in full force and effect and, to Seller's Knowledge, constitutes the legal, valid and binding obligation of the lessor thereunder, enforceable in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     6.9 Proprietary Rights.

          6.9.1 Schedule 2.1.8 hereto sets forth a correct and complete list of all Patents (as hereinafter defined), logos, and Trademarks (as hereinafter defined), owned and/or used by the Seller, and Schedule 6.9 sets forth a correct list of all inventions, intellectual property and trade secrets owned and/or used by the Seller (all of the items set forth in this Section
     6.9.1 (whether described on Schedule 2.1.8 and/or Schedule 6.9) shall hereinafter collectively be referred to as the "Proprietary Rights"). "Patents" means all patents and patent applications. "Trademarks" means registered trademarks or trade names, registered service marks, trademark, trade name and service mark applications and unregistered trademarks, trade names and service marks.

          6.9.2 Except as disclosed in Schedule 6.9 hereto: (i) Seller owns and/or possesses adequate licenses or other valid rights of use (without the making of any payment to others and without having the obligation to grant rights to others in exchange) for all the Proprietary Rights; (ii) the Proprietary Rights included in the Purchased Assets constitute all such rights necessary to conduct the Business in accordance with past practice;
     (iii) the validity of the Proprietary Rights and the rights therein of Seller have not been questioned in any litigation to which Seller is a party, nor, to Seller's Knowledge, is any such litigation threatened; (iv) the conduct of the Business does not materially conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others; and (v) the Seller does not infringe upon or unlawfully or wrongfully use any Patents, Trademarks and/or other intellectual property owned or claimed by another Person.

          6.9.3 Except as disclosed in Schedule 6.9 hereto, Seller does not have Knowledge that any material use of any Proprietary Rights owned by Seller has heretofore been, or is now being, made by any Person other than Seller. Seller has no Knowledge of any material infringement of any Proprietary Rights owned or licensed by Seller. No present or former director, officer, employee, shareholder, owner, consultant or other Person of Seller or any Affiliate of Seller has any interest in any of the Proprietary Rights.

     6.10 Contracts and Commitments.  Except as listed and described on Schedule
2.1.4 hereto, Seller is not with respect to the Purchased Assets or the Business a party to any written or oral:

          (i) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by another party, involving in any one case $5,000 or more;

          (ii) agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $5,000 or more;

          (iii) agreement, contract or commitment continuing over a period of more than six months from the date hereof or exceeding $5,000 in value;

          (iv) representative, sales agency, dealer or distributor agreement, consulting contract or commitment;

          (v) lease under which Seller is either lessor or lessee other than with respect to the Real Property Leased;

          (vi) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including without limitation loans to or from employees) or guarantee, pledge or undertaking of the indebtedness of any other Person, except for the Company Loan described in Schedule 2.5 attached hereto;

          (vii)  agreement,   contract  or  commitment  for  any  charitable  or
     political contribution;

          (viii) agreement, contract or commitment limiting or restraining Seller or any successor or assign from engaging or competing in any lines of business with any Person;

          (ix) license, franchise, distributorship or other agreement, including those that relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business.

The foregoing contracts are referred to herein collectively as the "Material Contracts" and each individually as a "Material Contract." Except as may be disclosed on Schedule 2.1.4 hereto, (i) each of the Material Contracts, is valid and enforceable in accordance with its terms, Seller is not, and to the Knowledge of Seller, no other party thereto is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; (ii) no advance payments have been received by Seller by or on behalf of any party to any of the Material Contracts for services to be rendered or products to be delivered to such party after the Closing Date; and (iii) no consent or approval of any party to any Material Contract is required for the execution of this Agreement or the consummation of the transactions contemplated hereby.

     6.11 Permits. Licenses. Seller has all material permits, licenses, registrations, orders and approvals of federal, state or local government or regulatory bodies that are related to and/or are required to own and utilize the Purchased Assets and/or operate the Business as currently operated (including without limitation those required under any Environmental Law) (collectively, the "Permits") and, except as described in Schedule 6.11, Seller is in compliance with the material terms and conditions of the Permits. Schedule 2.1.6 hereto sets forth a correct and complete list of all Permits, each one of which is in full force and effect. No suspension or cancellation of any of the Permits is in effect, and to Seller's Knowledge, no suspension or cancellation is threatened. Any Permits that cannot be transferred are identified on Schedule
2.1.6 hereto.

     6.12 Compliance with Laws. Except as described in Schedule 6.12 hereto, Seller has, except where such non-compliance did not have a material adverse effect on the Purchased Assets or the results of operations of the Business, and is presently conducting the Business so as to comply with all laws, ordinances and regulations applicable to the conduct or operation of the Business or the ownership or use of the Purchased Assets, except where noncompliance will not have a material adverse effect.

     6.13 Legal Proceedings. Except as described in Schedule 6.13 hereto, there is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Seller's Knowledge, threatened against the Business or any of the Purchased Assets, or relating to the transactions contemplated by this Agreement that could reasonably be expected to have a material adverse effect on the Purchased Assets or the results of operations of the Business, nor does Seller know or have reasonable grounds to know of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Except as set forth on Schedule 6.13 hereto, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets or the Business or that could reasonably be expected to affect the transactions contemplated by this Agreement.

     6.14 Absence of Undisclosed Liabilities. Except as set forth in Schedule 6.14, Seller has no liabilities or obligations known to Seller relating to the Business except (i) those liabilities and obligations set forth on the Balance Sheet and not heretofore paid or discharged; (ii) those liabilities and obligations arising after the Balance Sheet Date in the ordinary course of business consistent with past practice under any agreement, contract or commitment specifically disclosed on Schedule 2.1.4 hereto or not required to be disclosed because of the amount involved; and (iii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

     6.15 Books and Records. All material books of account and other financial records of Seller directly relating to the Business (the "Books and Records") are complete and correct in all material respects and have been, and will continue to be, made available to Purchaser. All of the Books and Records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP (except as otherwise stated therein) and in compliance in all material respects with applicable laws, regulations and other requirements.

     6.16 Employees. Schedule 1.16 sets forth a true and correct list of all individuals (i) employed by Seller in the conduct of the Business and their present position and rate of compensation and (ii) retained by Seller as independent contractors, sales representatives or consultants (or similar positions) and their present rate of compensation. The Seller's employees are all at-will employees, and the Seller has the right to terminate the employment of each of its employees at any time with or without cause and to terminate the engagement of any of its independent contractors, sales representatives and consultants at any time with or without cause without payment to such employee, independent contractor, sales representative or consultant other than for services rendered through termination and without incurring any penalty or liability. The Seller's relations with its employees are currently on a good and normal basis. The Seller does not have any belief that the transactions contemplated by this Agreement will adversely affect relations with its employees. Except as set forth on Schedule 6.16, all accrued wages, vacation pay, and miscellaneous employee benefit expenses owed to any employees shall have been paid in full as of the Closing Date and/or fully recorded as a liability on the Balance Sheet. Except as set forth on Schedule 6.16, as of the Closing Date, the Company shall have no liability, whether contingent, liquidated or unliquidated, to any employee benefit plans, including, without limitation, any ERISA Plans.

     6.17 Labor Disputes. Except as described in Schedule 6.17 hereto, there are no discrimination complaints nor any other kind of employment or labor related disputes against Seller in connection with the Business pending before or, to Seller's Knowledge, threatened before any federal, state or local court or agency, and, to Seller's Knowledge, no material dispute respecting minimum wage or overtime claims or other conditions or terms of employment exists. The Business has not experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three years. With respect to the Business and except to the extent set forth in Schedule 6.17: (i) there is no unfair labor practice charge or complaint against Seller pending or, to Seller's Knowledge, threatened, before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage pending or, to Seller's Knowledge, threatened against or affecting Seller; and (iii) no question concerning representation has been raised within the past three years or, to Seller's Knowledge, is threatened respecting the Employees. Neither the Seller nor the Business is or has been (i) a party to or otherwise bound by any collective bargaining or other type of union agreement or (ii) negotiating any collective bargaining or other type of union agreement. The Seller is in material compliance with all applicable laws, regulations and other requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

     6.18 Payroll Practice/Employee Arrangements.

          6.18.1 Schedule 6.18 contains a complete list and description of each employee benefit plan, including, but not limited to, those subject to ERISA, and/or holiday, vacation or other bonus practice or any other employee pay practice, arrangement, agreement or commitment (the "Payroll Practice/Employee Arrangement"), that is maintained by Seller or with respect to which Seller has any liability or obligation, whether actual or contingent, with respect to Employees or their respective beneficiaries. Except as set forth in Schedule 6.18, the Seller has not established, maintained or contributed to any employee benefit plans, and the Seller has not proposed any changes to any employee benefit plans now in effect. If required by applicable law or regulation, Seller has properly submitted all of Seller's employee benefit plans in good faith to meet the applicable requirements of ERISA and/or the Code to the IRS for its approval within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS are attached to Schedule 6.18.

          6.18.2 Except as contemplated by Section 4.3, Seller has not taken any action that may result in Purchaser being a party to, or bound by, any ERISA Plan, and Purchaser shall have no liability under, or be subject to any liability on account of, any ERISA Plan or Payroll Practice/Employee Arrangement following the consummation of the transactions contemplated hereby.

          6.18.3 With respect to Seller's employee benefit plans, Seller will have made, on or prior to the Closing Date, all payments required to be made by it on or prior to the Closing Date and will have accrued (in accordance with GAAP) as of the Closing date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies. Seller has furnished Buyer with a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to all of Seller's employee benefit plans and the most current actuarial report with regard to all of Seller's employee benefit plans covering Employees. All of Seller's employee benefit plans are, and have been, operated in material compliance with their provisions and with all applicable law and regulations, including, without limitation, ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this sale) of any of Seller's employee benefit plans. There would be no liability of Seller under Title IV of ERISA if any of Seller's employee benefit plans were terminated as of the Closing Date. Seller has not incurred, and will not incur, any withdrawal liability, nor does Seller have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). Seller has not incurred, and will not incur, any liability to the Pension Benefit Guaranty Corporation (or any successor thereto).

          6.18.4 No ERISA Plan or other employee arrangement has provided for the payment of retiree benefits by Purchaser.

          6.18.5 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Seller under any of Seller's employee benefit plans, (ii) increase any benefits otherwise payable under any of Seller's employee benefit plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of Seller's employee benefit plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or against any fiduciary of any of Seller's employee benefit plans (other than routine benefit claims). There are no investigations or audits of any of Seller's employee benefit plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of Seller's employee benefit plans which have been threatened or instituted. Except as disclosed in Schedule 6.18, no event has occurred or will occur which will result in liability to Seller in connection with any employee benefit plan established, maintained, or contributed to (currently or previously) by Seller or by any other entity which, together with Seller, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code),
     (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code.

     6.19 No Finder. Except for Roney & Co. (all of whose fees, expenses, commissions and the like will be paid by Seller), Seller has not taken any action that would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

     6.20 Interest in Business. Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Business.

     6.21 Condition of Assets. All tangible assets and properties which are part of the Purchased Assets are in good operating condition and repair and are usable in the ordinary course of the Business consistent with past practice and conform in all material respects to all applicable laws and regulations relating to their construction, use and operation.

     6.22 Affiliate Transactions. Schedule 6.22 hereto sets forth a summary of all purchases of goods or services by Affiliates of Seller for the fiscal year ended December 31, 1997, and for the period ended June 30, 1998. Except as set forth in Schedule 6.22 hereto, neither the Shareholder nor any other Affiliates of the Seller provide services or products to, or purchase services and products from, the Seller.

     6.23 Environmental Matters.

          6.23.1 Except as set forth in Schedule 6.23 hereto, Seller has not received any written notice, nor to Seller's knowledge has the Seller received oral notice, relating to the Business or the Real Property alleging any violation of any Environmental Law or any written request for information from any governmental agency or other Person pursuant to any Environmental Law, and, the Seller, with respect to the Business and the Real Property, is in compliance in all material respects with all applicable Environmental Laws;

          6.23.2 Except as set forth in Schedule 6.23 hereto, Seller has not released any Regulated Substances on or beneath the Real Property except in compliance with Environmental Laws and in such a manner that does not require response actions under the Environmental Laws;

          6.23.3 Except as set forth in Schedule 6.23 hereto, Seller has not received any notice or order from any governmental agency or private or public entity in connection with the Business advising it that Seller is responsible for or potentially responsible for the cost of investigation or remediation of any Regulated Substance, nor is Seller currently paying for any of the foregoing, and Seller has not entered into any agreements pertaining thereto;

          6.23.4 Except as set forth in Schedule 6.23 hereto, to Seller's knowledge the Real Property does not contain any: (i) underground storage tanks, (ii) underground injection wells; (iii) septic tanks in which process wastewater or any Regulated Substances have been disposed; (iv) asbestos; (v) equipment using PCBs; or (vi) drums buried in the ground; and

          6.23.5 Schedule 6.23 hereto identifies all environmental studies in the possession of Seller or its Affiliates relating to the Real Property, and true and complete copies of such studies have been delivered to Purchaser.

     6.24 Insurance. Schedule 6.24 sets forth a complete list of all insurance policies maintained by Seller or its Affiliates and all insurance policies known by Seller to have been maintained by any other Person which may provide any coverage for Environmental Losses.

     6.25 No Significant Items Excluded. Except for Excluded Assets, there are no assets or properties of Seller or agreements, contract or commitments to which Seller is a party that (i) relate to the Business and (ii) are of material importance to the ongoing operation of the Business.

     6.26 Customers. Seller has used its reasonable business efforts to maintain, and currently maintains, good working relationships with all of its customers. Schedule 6.26 hereto contains a list of the names of the twenty customers that, for the year ended December 31, 1997, were the largest dollar volume customers of products sold and provided by Seller. None of such customers, or any other customers, has given Seller written notice terminating, canceling or threatening to terminate or cancel any Contract, arrangement, understanding or relationship with Seller.

     6.27 Taxes. Seller has filed all state, county and local Tax returns (including, without limitation, all income, excise, payroll, withholding, property, sales, use, franchise and other tax returns and related information) that are required to be filed by it and that were due prior to the date hereof and the Closing Date, and has paid in full all Taxes, interest, penalties, deficiencies and assessments shown as being due pursuant to such returns or pursuant to any assessment received. Seller is not required to file any Federal or foreign Tax returns. All Taxes and other assessments and levies that the Seller has been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by the Seller for such payment. Except as set forth on Schedule 6.27, there are no audits, proceedings or other actions, nor to the knowledge of Seller, have any audits, proceedings or other actions, for the assessment or collection of additional Taxes of any kind for any period for which returns have or should have been filed been threatened.

     6.28 Subsidiaries. The Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business, trust, joint venture or other Person.

     6.29 Completeness and Accuracy. All information furnished, to be furnished or caused to be furnished to the Purchaser by the Seller and/or the Company with respect to the Seller, the Company, the Business, the Purchased Assets, this Agreement, the Ancillary Agreements and/or the transactions contemplated hereunder or thereunder, is, or if furnished after the date of this Agreement, will be, true and complete in all material respects and does not, and, if furnished after the date of this Agreement, will not, contain any untrue statement of material fact or fail to state any material fact necessary to make such information not misleading.

     6.30 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 6 are true and correct on the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     6.31.Disclaimer of Other Representations and Warranties: Best Knowledge

          (a) Seller does not make, and has not made, any representations or warranties relating to Seller or the Business or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein. It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of Seller. No person has been authorized by Seller to make any representation or warranty relating to Seller, the Purchased Assets, the Business, or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller.

          (b) Except as expressly set forth in the Agreement the Purchased Assets and the Business are, and are understood by Purchaser to have been sold on an "AS IS, WHERE IS" BASIS AND, EXCEPT AS TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, IN LAW OR IN FACT, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          (c) Whenever a representation or warranty made by Seller herein refers to the knowledge or expectation of Seller, such knowledge or expectation shall be deemed to consist only of the actual knowledge or expectation of any of those persons listed on Schedule 6.31. Seller has not undertaken, nor shall Seller have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to the Seller's knowledge or expectation.


                                   ARTICLE VII
                             WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     7.1 Organization Good Standing, Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania and has all requisite corporate power and authority to own and lease the Purchased Assets and to carry on the Business and to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

     7.2 Authorization of Agreement and Enforceability. Purchaser has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements, upon Purchaser's execution and delivery thereof, will constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     7.3 No Violations, Consents. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both)
(i) violate any provision of the charter or bylaws of Purchaser, (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Purchaser is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Purchaser, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Purchaser is a party or any of its assets is bound or (v) result in the creation or imposition of any Encumbrance upon its assets, which violation, conflict, breach, default, acceleration or Encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or prevent or delay the consummation of the transactions contemplated by this Agreement.

     7.4 Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Purchaser's Knowledge, threatened against Purchaser or any of Purchaser's properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.

     7.5 No Finder. Purchaser has not taken any action which would give to any Person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

     7.6 Financial Capability. Purchaser has the financial capability to purchase the Purchased Assets and assume the Assumed Liabilities on the terms and conditions contained in this Agreement and will have such capability on the Closing Date.

     7.7 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 7 are true and correct on the date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.


                                  ARTICLE VIII
                    COVENANTS OF SELLER PRIOR TO CLOSING DATE

     8.1 Required Actions. Between the date of this Agreement and the Closing Date, Seller covenants that it will, in its conduct of the Business, except as otherwise agreed by Purchaser in writing:

          8.1.1 Access to Information. Give to Purchaser and its counsel, accountants, consultants and other representatives, at their sole expense and risk, reasonable access, during normal business hours, to such of the properties, books, accounts, contracts and records of Seller as are relevant to the Purchased Assets and the Business, and furnish or otherwise make available to Purchaser all such information concerning the Purchased Assets and the Business as Purchaser may reasonably request, provided that the confidentiality of any data or information so acquired shall be maintained as confidential by Purchaser and its representatives in accordance with Section 9.1.1;

          8.1.2 Conduct of Business. Operate the Business only in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof, and use its commercially reasonable efforts until the Closing Date to (i) preserve and keep intact the Business, (ii) keep available the services of the Employees and (iii) preserve its relationships with customers, suppliers and others having business dealings with Seller in connection with the Business;

          8.1.3 Maintenance of Properties. Maintain the Purchased Assets, whether owned or leased, in good repair, order and condition, in accordance with manufacturers' instructions and Seller's past practices, ordinary wear and tear excepted;

          8.1.4 Maintenance of Books and Records. Maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

          8.1.5 Compliance with Applicable Law. Comply in all material respects with all laws and regulations applicable to the Purchased Assets and to the conduct of the Business;

          8.1.6 Performance of Obligations. Perform all the obligations of Seller relating to the Purchased Assets and the Business in accordance with the past practices of Seller;

          8.1.7 Approvals, Consents. Obtain in writing as promptly as possible all other approvals and consents required to be obtained by Seller in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents;

          8.1.8 Notice of Material Damage. Give to Purchaser prompt written notice of any material damage by fire or other casualty upon the Purchased Assets or the Business;

          8.1.9 Advise of Changes. Advise Purchaser promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder;

          8.1.10 Update Schedules. Promptly disclose to Purchaser any information contained in the representations and warranties of Seller contained in Article VI or in the Schedules to this Agreement which is no longer complete or correct (including furnishing updated financial statements);

          8.1.11 Pay Employees to Closing Date. Pay all wages, salaries and other sums due Employees through the close of business on the day prior to the Closing Date;

          8.1.12 Termination. Terminate the employment of all Employees as of the Closing Date; and

          8.1.13 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and use all reasonable efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

     8.2 Prohibited Actions. Between the date of this Agreement and the Closing Date, in its conduct of the Business, Seller shall not, except as otherwise agreed by Purchaser in writing:

          8.2.1 Sale of Purchased Assets. Sell, transfer, assign, lease, encumber or otherwise dispose of any or all of the Purchased Assets other than in the ordinary course of the Business consistent with past practices;

          8.2.2 Business Changes. Change in any material respect the character of the Business;

          8.2.3 Incurrence of Material Obligations. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement that is not in the ordinary course of the Business consistent with past practices;

          8.2.4 Incurrence of Liens. Subject to lien, security interest or any other Encumbrance, other than Permitted Encumbrances, any of the Purchased Assets;

          8.2.5 Change in Employee Compensation and Benefits. Increase the rate of compensation paid, or pay any bonus, to anyone connected with the Business, except for those increases or bonuses planned, in the ordinary course of business consistent with past practices, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or any other employee benefit plan or arrangement of any kind whatsoever covering or affecting Employees;

          8.2.6 Publicity, Advertisement. Except as required by law, publicize, advertise or announce to any third party, except as required pursuant to this Agreement to obtain the consent of such third party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby;

          8.2.7 No Release. Except in the ordinary course of the Business consistent with past practices, cancel, release or relinquish any debts of or claims against others held by Seller with respect to the Business or waive any rights relating to the Business; and

          8.2.8 No Termination or Modification. Terminate or modify any lease, contract, governmental license, permit or other authorization or agreement affecting the Business or the Purchased Assets or the operation thereof.

     8.3 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, neither the Seller nor its Affiliates or agents shall, directly or indirectly, initiate, solicit or negotiate or enter into any agreement with any other Person, or provide any information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or sale of assets by, the Seller.


                                   ARTICLE IX
                  COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

     9.1 Required Actions. Between the date of this Agreement and the Closing Date, Purchaser shall, except as otherwise agreed by Seller in writing:

          9.1.1 Confidentiality. Not publish or disclose and not authorize or permit any of its officers, employees, directors, agents or representatives to publish or disclose any trade secrets or other confidential information or any data or business or financial books, records or other information of or pertaining to Seller, which have been furnished to Purchaser by Seller or to which Purchaser, or any of its officers, employees, directors, agents, attorneys or accountants, or any financial institution have had access during any investigation made in connection with this Agreement and which is not otherwise available to Purchaser, except as required by law (this section shall survive the termination of this Agreement);

          9.1.2 Advise of Changes. Advise Seller promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Purchaser of any of its representations, warranties, covenants or agreements hereunder;

          9.1.3 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and Purchaser shall use its best efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement; and

          9.1.4 Publicity: Advertisement. Except as required by law, not publicize, advertise or announce to any third party the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby. This section shall survive termination of this Agreement.

     9.2 Investigation. Prior to the Closing, Purchaser shall use reasonable efforts to conduct its investigation of the Business in such a manner as to prevent disruption of relations with the employees, customers and suppliers of Seller.


                                    ARTICLE X
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     10.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     10.2 Performance of Agreement. The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

     10.3 Seller's Certificate. Purchaser shall have received a certificate from Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the matters specified in Section 10.1 and Section 10.2 hereof.

     10.4 Secretary's Certificate. The Seller shall have delivered to the Purchaser a certificate dated as of the Closing Date and signed on its behalf by the Secretary of the Seller (a) stating that (i) the certified (by the Secretary of State) copy of the Seller's Charter Document attached to the certificate is true, correct and complete, (ii) no amendment to such Charter Document has occurred since the date of the last amendment annexed (such date to be specified), (iii) a true and correct copy of the Seller's bylaws as in effect on the date thereof and at all times since the adoption of the resolutions referred to below is annexed to such certificate, (iv) the resolutions by the Board of Directors and the Seller's Board of Directors and sole shareholder authorizing the execution, delivery and performance of the Agreement and Ancillary Agreements (and all other documents and instruments executed in connection herewith), and authorizing the transactions contemplated thereunder, were duly adopted and continue in full force and effect (a copy of such resolutions to be annexed to such certificate); (b) setting forth the Seller's incumbent officers and including specimen signatures on such certificate or certificates as their genuine signatures; and (c) confirming that the Seller is in good standing in all jurisdictions where the ownership, lease or operation of property or the conduct of its business requires it to qualify to do business, except for those jurisdictions where the failure to be duly qualified, authorized and in good standing would not have a material adverse effect upon the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Seller. The certification referred to above in (c) shall attach certificates of good standing or similar certificates certified by the Secretaries of State or other appropriate officials of such states.

     10.5 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted is necessarily likely to have a material adverse effect on the conduct of the Business.

     10.6 Actions and Proceedings. All corporate actions of the Seller's Board of Directors and sole shareholder required to carry out the transactions contemplated by this Agreement or incidental thereto shall be reasonably satisfactory to counsel for Purchaser.

     10.7 Consents. Any third-party and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or valid consummation of the transactions contemplated hereby shall have been obtained, including, but not limited to, any consents or expiration or termination of waiting periods pursuant to the HSR Act.

     10.8 Searches. The Seller shall deliver to Purchaser at Closing the Uniform Commercial Code and/or title searches for Encumbrances, judgments and tax liens (collectively, the "Searches"), conducted by the Seller, showing at Closing that the Purchased Assets and Business are (or upon payment at Closing by Seller of the indebtedness thereby secured will be) free and clear of all Encumbrances and judgments other than Permitted Encumbrances. If any of the Searches reveal Encumbrances (other than Permitted Encumbrances) on any of the Purchased Assets, the Seller shall remove the same by paying such indebtedness (and all costs associated therewith) at or prior to Closing, and shall, at or prior to Closing, deliver to the Purchaser executed Uniform Commercial Code termination statements terminating all such Encumbrances, judgments and tax liens relating thereto.

     10.9 Section intentionally left blank.

     10.10 Due Diligence. Prior to Purchaser's delivery of the Due Diligence Completion Certificate (as hereinafter defined), the Purchaser's completion and satisfaction (as determined in Purchaser's sole discretion) with the results of its due diligence review in connection with the Seller, the Business, the Company and the transactions contemplated hereunder.

     10.11 Opinion of Counsel. Purchaser shall have received the favorable opinion of Dykema Gossett, counsel for Seller, satisfactory to Purchaser and its counsel as to the matters set forth in Sections 6.1, 6.2 and 6.3 hereof.

     10.12 Title Insurance. To the extent applicable hereunder, Purchaser shall have received, obtained at its expense, a title insurance policy issued by a reputable title insurance company selected by Purchaser at regular rates insuring Purchaser's title to the Real Property as good and marketable and free of all Encumbrances except Permitted Encumbrances.

     10.13 No Material Adverse Change. From and after the date of this Agreement, there shall not have occurred or be threatened any development, event, circumstance or condition that had or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the Purchased Assets or the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Seller.

     10.14 Miscellaneous. The Seller shall have complied with the provisions of any and all laws relating to bulk transfers in connection with the sale of the Purchased Assets, and shall have delivered to the Purchaser the following: (a) to the extent available, the original invoices together with the manufacturer's or dealer's guarantees and/or warranties and assignments thereof, covering the Purchased Assets; (b) copies or originals of all files, books and records, Permits, Contracts, applications, correspondence and other documents relative to the Purchased Assets, the Business and the Seller, other than those included in Excluded Assets; (c) receipts acknowledging the Purchaser's payment of the Purchase Price; (d) Articles of Amendment amending the Seller's Charter
Documents to change its name to one which is not similar to its present corporate name, which Articles of Amendment shall be in proper form and accompanied by the proper check for filing with the Secretary of State; (e) all keys and codes for the Purchased Assets; and (f) all such further documents and instruments that may be reasonably requested by the Purchaser in order to more effectively transfer title of the Purchased Assets to the Purchaser.


                                   ARTICLE XI
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     The obligations of Seller are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     11.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     11.2 Performance of Agreement. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

     11.3 Purchaser's Certificate. Seller shall have received a certificate from Purchaser, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of all matters specified in Section 11.1 and Section 11.2 hereof.

     11.4 Secretary's Certificate. Seller shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Purchaser with respect to the incumbency and specimen signature of each officer or representative of Purchaser executing this Agreement, the certificate referred to in Section 11.3 and the Ancillary Agreements to which Purchaser is a party.

     11.5 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

     11.6 Actions or Proceedings. All corporate actions of Purchaser's Board of Directors required to carry out the transactions contemplated by this Agreement or incidental thereto shall be reasonably satisfactory to counsel for Seller.

     11.7 Consents. Any third-party and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the valid consummation of the transactions contemplated hereby shall have been obtained, including, but not limited to, any consents or expiration or termination of waiting periods pursuant to the HSR Act.

     11.8 Opinion of Counsel. Seller and Shareholder shall have received the favorable opinion of Barry D. Myers, Esquire, counsel for Purchaser, satisfactory to Seller and Shareholder and their counsel as to the matters set forth in Sections 7.1, 7.2 and 7.3 hereof.


                                   ARTICLE XII
                       OBLIGATIONS AFTER THE CLOSING DATE

     12.1 Confidentiality. Seller hereby covenants and agrees that, except as may be required by law, rule, regulation or court order, or as may be permitted by this Agreement, it will not at any time reveal, divulge or make known to any Person (other than Purchaser or as may be permitted by this Agreement, or its agents or Affiliates) any information that relates to this Agreement, the transactions contemplated hereby, the Purchaser (and its Affiliates) or the Business (whether now possessed by Seller and/or the Company or furnished by Purchaser after the Closing Date), including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information or any data, written material, records or documents used by or relating to the Business (collectively, the "Confidential Information"). This Section shall survive termination of this Agreement.

     12.2 Covenant Not to Interfere. Seller and Purchaser hereby covenant and agree that, unless this Agreement is terminated pursuant to Section 13.1, for a period of five years after the Closing Date, they will not, whether for their own account or for the account of any other Person, endeavor to entice away from the other Party any person who is an employee of such Party.

     12.3 Noncompetition. From the Closing Date and to the end of the fifth year following the Closing Date, each of the Seller and its Affiliates (except those Affiliates set forth on Schedule 12.3) will not, directly or indirectly, for their benefit or any other Person's benefit, unless acting in accordance with Purchaser's written consent, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the manufacture, processing, distribution or sale of Product in the United States or anywhere in the world. Seller acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section may result in an irreparable injury to Purchaser and that damages at law may not be reasonable or adequate compensation to Purchaser for violation of this Section and that, in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provisions of this Section shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law. In no event shall the provisions of this Section 12.3 be deemed to be binding upon Seller or any Affiliate following the sale of substantially all of the assets or a majority of the stock of any such entity to an unaffiliated third party.

     12.4 Transition of Employees. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Employees who accept employment with Purchaser.

     12.5 Administrative Assistance by Seller. To the extent applicable, except as otherwise agreed, Seller shall provide such accounting, data processing and other support services to Purchaser as are reasonably required in connection with the transfer of the Business and the Purchased Assets to Purchaser without cost to Purchaser for a period of not more than 90 days following the Closing Date and thereafter for an additional period of up to 180 days at a reasonable cost to be negotiated. Seller shall cooperate with Purchaser's auditors in connection with the preparation of any report or filing required in connection with the transactions contemplated hereunder, such cooperation to be provided by Seller at no cost to Purchaser.

     12.6 Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request (i) to transfer to and vest in Purchaser, and protect is rights, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to any books and records relating to the Business that Seller may retain as may reasonably be required in connection with the preparation of financial information, tax returns or other reports of Purchaser.

     12.7 Further Assurances of Purchaser. From and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives, access (with prior written notice), during normal business hours, to such books and records relating to the Business as may reasonably be required in connection with the preparation of financial information for periods concluding on or prior to the Closing Date. Purchaser shall cooperate in all reasonable respects with Seller with respect to its former interest in the Business and in connection with financial account closing and reporting and claims and litigation asserted by or against third parties.

     12.8 Accounts Receivable or Other Payments. In the event that either Party hereto at any time receives any funds from any third party that are properly payable to the other Party hereto, the Party receiving such funds shall promptly remit such funds to the Party entitled to such funds.


                                  ARTICLE XIII
                                   TERMINATION

     13.1 Termination of Agreement. This Agreement may be terminated:

          (i) by the mutual written consent of Seller and Purchaser;

          (ii) by Seller or Purchaser if the Closing has not taken place on or before September 30, 1998; provided, however, that no Party then in breach of any representations and warranties or covenants hereunder shall have the right to terminate;

          (iii) by Purchaser, on the one hand, or Seller, on the other hand if in the event of a breach of any representation or warranty of Seller or of Purchaser, respectively, set forth in this Agreement which breach shall or shall reasonably be expected to result in a material adverse effect on the assets or business of Purchaser or Seller, as the case may be, or the ability to consummate the transactions contemplated hereby;

          (iv) by Seller or Purchaser if Purchaser has not delivered the Due Diligence Completion Certificate on or before the expiration of the Review Period; and

          (v) by Purchaser if there has been a material adverse change in the Business from the Balance Sheet Date.

     13.2 Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the written agreement of the other Party, shall destroy all such documents and copies thereof and certify in writing to the other Party any such destruction.

     13.3 Remedies. If this Agreement is terminated by Seller or Purchaser as permitted under Section 13.1 and not as a result of a breach of a representation, warranty or covenant or the failure of any Party to perform its obligations hereunder, such termination shall be without liability of any Party. If a Party terminates this Agreement as a result of a breach of a representation, warranty or covenant by the other Party or the failure of the other Party to perform its obligations hereunder, the nonbreaching Party shall be entitled to all of its remedies under law and equity. If any condition precedent to a Party's obligation is not met and if such Party does not exercise its right to terminate this Agreement by reason thereof, the other Party shall have no liability or obligation whatsoever to such Party by reason of the breach of any representation, warranty, covenant or agreement set forth herein known to such Party that gave rise to the failure of such condition precedent.


                                   ARTICLE XIV
                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

     14.1 Survival of Representations, Etc. The representations and warranties given by the Seller and the Purchaser under this Agreement shall not survive the Closing, except that all representations and warranties contained in Section
6.27 shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers thereof by Seller.

     14.2 Indemnification by the Seller. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all damages, claims, losses, obligations, liabilities, deficiencies, interest, costs and expenses arising out of or related to (i) payment of, or obligations in respect of, Taxes due with respect to any period ending on or prior to the Closing Date and, with respect to income taxes based on the operations of Seller prior to the Closing Date and/or (ii) fraud or gross negligence (as defined in Section 2.4) on the part of the Seller (collectively, "Fraud Actions"). Purchaser shall promptly give written notice hereunder to Seller after becoming aware of any claim as to which recovery may be sought against the Seller because of the indemnity in this Section, and, if such indemnity shall arise from the claim of a third party, shall permit the Seller to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, that Purchaser may, in any event, at its own expense, monitor and participate in, but not control, the defense of any such claim or litigation. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of Purchaser to give such notice (or by delay by Purchaser in giving such notice) unless, and then only to the extent that, the rights and remedies of the Seller shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Failure by Seller to notify Purchaser of its election to defend any such claim or action by a third party within 10 days after notice thereof shall have been given to the Seller shall be deemed a waiver by the Seller of its right to defend such claim or action. Nothing herein shall be deemed to prevent Purchaser from making a contingent claim for indemnification hereunder, provided the Purchaser has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable. The Seller shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Purchaser. If the Seller does not assume the defense of any such claim by a third party, or litigation resulting therefrom, after receipt of notice from the Purchaser, or if the Seller is negligent in handling such defense, the Purchaser may, at the Seller's expense, defend against such claim or litigation in such manner as it deems appropriate. Seller shall pay promptly to Purchaser the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing indemnity relates.

     14.3 Effect of Investigation. Any claim for indemnification shall not be invalid, and shall be unaffected, as a result of any investigation or any due diligence review by, or opportunity to investigate or perform due diligence afforded to, the Purchaser, except where Purchaser had Knowledge of the material facts giving rise to the claim for indemnification prior to the Closing Date.


                                   ARTICLE XV
                      DUE DILIGENCE COMPLETION CERTIFICATE
                              AND OTHER AGREEMENTS

     15.1 Due Diligence Completion Certificate. Within twenty-five days after the date of this Agreement and delivery of the Schedules (the "Review Period"), Purchaser shall deliver to the Seller a certificate (the "Due Diligence Completion Certificate") evidencing completion and satisfaction of Purchaser's due diligence (in its sole discretion) with the results of its due diligence review ("Due Diligence Review").

     15.2 Business Opportunity Fee. Each of the parties hereto acknowledges that the other party has expended significant time and expense, and has forgone other business opportunities in connection with the transactions contemplated hereunder. Therefore, if the Closing does not occur on or before October 15, 1998 and, if the Agreement has not been terminated as permitted by Section 13.1 by October 15, 1998, each party hereunder is obligated under this Agreement to consummate the transactions set forth herein (each such party's respective conditions precedent having been satisfied), the party that breaches this Agreement by not performing its obligations to consummate the transactions contemplated hereunder shall pay the other party $500,000 in immediately available funds on or before October 17, 1998.


                                   ARTICLE XVI
                                     GENERAL

     16.1 Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller and the Company shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement. This Section shall survive the termination of this Agreement.

     16.2 Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Except as may be required by law, no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld. This Section shall survive the termination of this Agreement.

     16.3 Waivers. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     16.4 Binding Effect; Benefits; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Neither Seller nor Purchaser shall assign, or otherwise transfer any interest in this Agreement to any other Person, except Purchaser may assign this Agreement or an interest therein to a Person which is an Affiliate of Purchaser or a purchaser of the Purchased Assets from Purchaser.

     16.5 Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable overnight courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

          16.5.1 If to Seller, to:

                           Donna L. Bacon, President
                           JPE, Inc.
                           775 Technology Drive
                           Suite 200
                           Ann Arbor, MI  48108

                 With a copy to:

                           Barbara A. Kaye, Esquire
                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit MI 48243-1668

          16.5.2 If to Purchaser, to:

                           Richard N. Berman, President
                           R&B, Inc.
                           3400 East Walnut Street
                           Colmar, PA 18915

                 With a copy to:

                           Barry D. Myers, Esquire
                           Vice President and General Counsel
                           R&B, Inc.
                           3400 East Walnut Street
                           Colmar, PA 18915

or to such other address as such Party shall have specified by notice to the other Party hereto.

     16.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Parties hereto as to the matters set forth herein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

     16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     16.8 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     16.9 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

     16.10 Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the State of Delaware. All claims, disputes or causes of action (with the exception of those to be arbitrated in accordance with Section 3.4.4) relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal court situated in Wilmington, Delaware or state court situated in New Castle County, Delaware. Each of the parties hereto agrees to submit to the jurisdiction of such courts and that such jurisdiction shall be proper for all purposes of this Agreement.

     16.11 Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

     16.12 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     16.13 Attorneys' Fees. If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the losing Party shall pay to the prevailing Party reasonable out-of-pocket attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

                                    * * * * *

     The Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.


R&B, INC.                              ALLPARTS, INC.

By:  /s/ Steven Berman                 By:  /s/ James J. Fahrner
     -------------------------              ---------------------------
         Steven Berman                          James J. Fahrner
         Executive VP                           Vice President and
                                                  Chief Financial Officer


The undersigned JPE, Inc., intending to be legally bound, hereby agrees to be jointly and severally obligated and responsible in connection with Articles 3.4, 12 and 14 of this Asset Purchase Agreement.

JPE, Inc.

By:  /s/ Donna L. Bacon
     -------------------------
         Donna Bacon, President